NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 15, 2003
                           SOS STAFFING SERVICES, INC.




To the Shareholders of SOS STAFFING SERVICES, INC.:

         The Annual Meeting of Shareholders of SOS Staffing Services, Inc. (the "Company") will be held at the Little America Hotel, 500 South Main Street, Salt Lake City, Utah, 84101 on Thursday, May 15, 2003, at 1:30 p.m., Mountain Daylight Time (the "Annual Meeting"). The purpose of the Annual Meeting is to consider and vote upon the following matters, as more fully described in the accompanying Proxy Statement:

         (i) To elect one director of the Company to serve until the 2006 annual meeting of shareholders and until his respective successor has been duly elected and qualified;

         (ii) To approve an amendment of the amended and restated articles of incorporation of the Company to effect a reverse split of the Company's issued and outstanding common stock at any time prior to the date of the 2004 Annual Meeting of Shareholders; and

         (iii)To transact such other business that may properly come before the Annual Meeting or at any adjournment or postponement thereof.

         The Board of Directors has fixed the close of business on March 31, 2003 as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

                       BY ORDER OF THE BOARD OF DIRECTORS


                               /s/ John K. Morrison
                               ---------------------------------------------
                               JOHN K. MORRISON
                               Vice President, General Counsel and Secretary
April 25, 2003

                                    IMPORTANT

         Whether or not you expect to attend the Annual Meeting in person, to assure that your shares will be represented, please date, complete, sign and mail the enclosed proxy without delay in the enclosed postage paid envelope. Your proxy will not be used if you are present at the Annual Meeting and desire to vote your shares personally.

                       THIS PAGE INTENTIONALLY LEFT BLANK

                           SOS Staffing Services, Inc.
                             1415 South Main Street
                            Salt Lake City, UT 84115


                                 PROXY STATEMENT

                         Annual Meeting of Shareholders
                                  May 15, 2003



                             SOLICITATION OF PROXIES

This Proxy Statement is being furnished to the shareholders of SOS Staffing Services, Inc., a Utah corporation (the "Company"), in connection with the solicitation by the Board of Directors of the Company of proxies from holders of outstanding shares of the Company's Common Stock, $0.01 par value (the "Common Stock"), for use at the Annual Meeting of Shareholders of the Company to be held on Thursday, May 15, 2003, at 1:30 p.m., Mountain Daylight Time, at the Little America Hotel, 500 South Main Street, Salt Lake City, Utah, 84101, or at any adjournment or postponement thereof (the "Annual Meeting"). This Proxy Statement, the Notice of Annual Meeting of Shareholders and the accompanying form of proxy are first being mailed to shareholders of the Company on or about April 25, 2003.

The Company will bear all costs and expenses relating to the solicitation of proxies, including the costs of preparing, printing and mailing to shareholders this Proxy Statement and accompanying materials. In addition to the solicitation of proxies by use of the mails, the directors, officers and employees of the Company, without receiving additional compensation therefor, may solicit proxies personally or by telephone or facsimile. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of the shares of Common Stock held by such persons, and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

                                     VOTING

The Board of Directors has fixed the close of business on Monday, March 31, 2003 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting (the "Record Date"). As of the Record Date, there were issued and outstanding 12,691,398 shares of Common Stock. The holders of record of the shares of Common Stock on the Record Date entitled to be voted at the Annual Meeting are entitled to cast one vote per share on each matter submitted to a vote at the Annual Meeting.

Proxies

         Shares of Common Stock that are entitled to be voted at the Annual Meeting and that are represented by properly executed proxies will be voted in accordance with the instructions indicated on such proxies. If no instructions are indicated, such shares will be voted FOR the election of the director nominee, FOR the authorization to amend the Company's amended and restated articles of incorporation to effectuate a reverse stock split prior to the 2004 annual meeting of shareholders at the discretion of the Board of Directors of the Company, and, in the discretion of the proxy holder, as to any other matters that may properly come before the Annual Meeting. A shareholder who has executed and returned a proxy may revoke it at any time prior to its exercise at the Annual Meeting by executing and returning a proxy bearing a later date, by filing with the Secretary of the Company at the address set forth above a written notice of revocation bearing a later date than the proxy being revoked, or by voting the Common Stock covered thereby in person at the Annual Meeting.

Vote Required

         A majority of the votes entitled to be cast at the Annual Meeting is required for a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted as "represented" for the purpose of determining the presence or absence of a quorum. Under Utah law, once a quorum is established, shareholder approval with respect to a particular proposal is generally obtained when the votes cast in favor of the proposal exceed the votes cast against the proposal. Accordingly, abstentions and broker non-votes will not have the effect of being considered as votes cast against any matter considered at the Annual Meeting. In the election of directors, the nominee receiving the highest number of votes will be elected.

                                   PROPOSAL 1
                              ELECTION OF DIRECTORS

         At the Annual Meeting, one director of the Company is to be elected to serve a three-year term expiring at the annual meeting of shareholders to be held in 2006 and until his successor shall be duly elected and qualified. Unless otherwise directed, the persons named in the proxy intend to cast all proxies received for the election of Jack A. Henry to serve as a director upon his nomination at the Annual Meeting. Mr. Henry has advised the Company of his willingness to continue to serve as a director of the Company. If Mr. Henry should be unavailable to serve, which is not now anticipated, the proxies solicited hereby will be voted for such other person as shall be designated by the Board of Directors. The nominee receiving the highest number of votes at the Annual Meeting will be elected.

         In addition to the director to be elected at the Annual Meeting, the directors named below will continue to serve their respective terms of office as indicated. Thomas K. Sansom is currently serving a term that will expire at the Annual Meeting. Mr. Sansom is not seeking reelection to the Board, as described more fully below, and has not had any disagreement with the Company on any matter relating to the Company's operations. Brad L. Stewart and JoAnn W. Wagner are currently serving terms that expire at the annual meeting of shareholders to be held in the 2004 calendar year. Stanley R. de Waal and Randolph K. Rolf are currently serving terms that expire at the annual meeting of shareholders to be held in the 2005 calendar year.

         Effective at the time of the Annual Meeting, the number of directors will be reduced from seven to five. To effectuate the change in the number of directors and to maintain a number as nearly equal as possible in each class of directors, the number of Class II directors (term expiring at the Annual Meeting) will be reduced from two to one and the number of Class III Directors (term expiring at the annual meeting of shareholders to be held in 2004) will be reduced from three to two. Jack Henry, a Class III director, has consented to be reclassified as a Class II director and to stand for election at the Annual Meeting.

Directors and Executive Officers

         The directors, nominees and executive officers of the Company, their ages and present positions with the Company are as follows:

         Name                               Age                                 Position
         ----                               ---                                 --------

       JoAnn W. Wagner                      63                    Director (Chairman), Chief Executive Officer and President
       W. B. Collings                       63                    Vice President, Treasurer and Assistant Secretary
       Stanley R. deWaal                    67                    Director
       Kevin Hardy                          39                    Senior Vice President and Chief Financial Officer
       Jack A. Henry                        59                    Director
       John K. Morrison                     41                    Vice President, General Counsel and Secretary
       Randolph K. Rolf                     61                    Director
       Brad L. Stewart                      45                    Director

Nominee for Election as Director

         Certain biographical information with respect to the nominee is set forth below.

         Jack A. Henry has been a director of the Company since April 2001. In 2000, Mr. Henry formed Sierra Blanca Ventures, LLC, a private advisory and investment firm. Mr. Henry currently serves on the board of directors of Harris Trust Bank of Arizona, an Arizona Bank; Simula, Inc., a public, Phoenix-based corporation engaged in the manufacture of occupant safety systems for air, ground and sea vehicles; and Vodavi Technology, Inc., a Phoenix-based provider of business telecommunications solutions, including telephony products, voice processing products and computer-telephony products. Mr. Henry serves on the Regional Advisory Board of Aon Risk Services, the retail brokering and risk management services arm of Aon Corporation, a publicly traded insurance company. Mr. Henry also is active in the Phoenix community. He is past Chairman of the Arizona Chamber of Commerce and Greater Phoenix Leadership. Mr. Henry has served on several other civic-oriented boards and committees. Mr. Henry retired as the Managing Partner of the Phoenix, Arizona office of Arthur Andersen LLP in 2000, a position he held for 18 years. Mr. Henry holds Bachelor's and Master's Degrees in Business Administration from the University of Michigan.

Directors Whose Terms of Office Continue

         Certain biographical information with respect to current and continuing directors is set forth below.

         Stanley R. de Waal was elected a director of the Company in May 1995. Mr. deWaal is currently a director of Mayor Hoffman and McCann, PC, a business service firm in Salt Lake City, Utah affiliated with Century Business Services. Mr. de Waal served as President and a director of de Waal, Keeler & Co., a Utah professional corporation of certified public accountants, from 1975, when Mr. de Waal co-founded the firm, until November 1999, when Century Business Services purchased the firm. Mr. de Waal has been a licensed Certified Public Accountant since 1967. Mr. de Waal also currently serves as a member of the board of directors of the Hansen Planetarium Foundation, a not-for-profit organization.

         Randolph K. Rolf has been a director of the Company since June 1995. Until his retirement in March 1999, Mr. Rolf served as Chairman of the Board, President and Chief Executive Officer of Unitog Company ("Unitog"), a public company based in Kansas City, Missouri, which manufactured, sold and rented industrial uniforms. Unitog was acquired by Cintas Corporation in March 1999. Mr. Rolf served as Chairman of the Board of Unitog from May 1991 and as President and Chief Executive Officer from May 1988 until March 1999.

         Brad L. Stewart joined the Company in December 1999 as Executive Vice President and Chief Financial Officer, a position he held until August 2000. In August 2000, Mr. Stewart was appointed to the Company's Board of the Directors. Mr. Stewart is currently Senior Vice President and Chief Financial Officer of Tomax Corporation, a Salt Lake City, Utah-based company that provides host-to-store software systems for retail chains, including headquarters, in-store processing and point of sale. From October 1998 until December 1999, Mr. Stewart was the acting Chief Financial Officer of The Murdock Group, an employment service business in Salt Lake City, Utah. From 1995 through 1998, Mr. Stewart served as Chief Operating Officer of Marker International, Inc. ("Marker"), Salt Lake City, Utah, a manufacturer of ski and snowboard equipment and outerwear, where he was responsible for the operations of 11 subsidiaries located in Canada, Germany, Japan, Switzerland and the United States. From 1991 through 1995, Mr. Stewart was Marker's Chief Financial Officer. Prior to working for Marker, Mr. Stewart was employed for more than seven years by Arthur Andersen LLP in Phoenix, Arizona and Atlanta, Georgia. Mr. Stewart holds a Bachelor's Degree in Accounting from Brigham Young University. Mr. Stewart is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants and the Arizona Society of Certified Public Accountants.

         JoAnn W. Wagner has been Chief Executive Officer of the Company since October 1998. Ms. Wagner has served as Chairman of the Board of Directors of the Company since February 1998. Additionally, Ms. Wagner was appointed President of the Company in March 1999. From September 1997 until her appointment as Chief Executive Officer, Ms. Wagner served as Executive Vice President of Corporate

Development. From August 1997 until her appointment as Chairman, Ms. Wagner served as Vice Chairman of the Board. Ms. Wagner has been a director of the Company since July 1995. From July 1995 through August 1997, Ms. Wagner was an independent consultant to the temporary staffing industry, including the Company. From January 1991 until July 1995, Ms. Wagner was employed by Interim Services Inc., where she served as the Vice President of Market Development from January 1991 until January 1994. From November 1987 until January 1991, Ms. Wagner served as the President and a director of Interim Systems Corporation, a publicly-traded corporation engaged in the temporary staffing business, which was acquired by H&R Block, Inc. in 1991. Ms. Wagner began her career in the staffing industry in 1969. Ms. Wagner served as President of American Staffing Association, formerly National Association of Temporary Staffing Services, from 1991 to 1992.

Committees, Meetings and Reports

         The Board of Directors has standing Audit and Compensation Committees. The members of the Audit Committee are Stanley R. de Waal (Chairperson), Jack A. Henry and Randolph K. Rolf. The members of the Compensation Committee are Jack
A. Henry, Randolph K. Rolf (Chairperson) and Brad L. Stewart.

         The Audit Committee met four times during the 2002 fiscal year. The functions of the Audit Committee include, without limitation: (i) to review and approve the selection of, and all services performed by, the Company's independent auditors; (ii) to review the Company's internal controls; and (iii) to review and report to the Board of Directors with respect to the scope of audit procedures, accounting practices and internal accounting and financial controls of the Company. Each member of the Audit Committee is independent from management of the Company. Since July 1998, the Audit Committee's functions have been governed by a charter adopted by the Board of Directors. In April 2003, the Board of Directors amended and restated the Audit Committee Charter to address recent regulatory and other changes in corporate governance. A copy of the Amended and Restated Audit Committee Charter is attached hereto as Annex A.

         The Compensation Committee met once during the 2002 fiscal year. The Compensation Committee has oversight responsibility for all executive compensation and benefit programs of the Company. The Compensation Committee reviews and approves all executive compensation and benefit plans. A majority of the members of the Compensation Committee are independent from management. Brad
L. Stewart, a member of the Compensation Committee, is not considered independent because he was employed by the Company within the past three years. The Board of Directors determined that Mr. Stewart's status as a non-independent director would not impair his ability to effectively serve on the Compensation Committee. The Board of Directors considered Mr. Stewart's experience, the number of directors serving on the Board and the need to share committee assignments among all non-employee directors whenever possible in appointing Mr. Stewart to the Compensation Committee. Under current Nasdaq rules, Mr. Stewart will be considered independent in August 2003. The Compensation Committee's functions are governed by a charter adopted by the Board of Directors.

         During the 2003 fiscal year, there were 13 meetings held by the Board of Directors. No director attended fewer than 75% of the total number of meetings of the Board of Directors and of the committees on which he or she served.

Director Compensation

         Effective June 1, 2001, each non-employee director is paid a retainer of $1,000 per month. Additionally, each non-employee director is paid a fee of $2,000 for each Board of Directors meeting attended, a fee of $500 for each telephonic Board meeting in which such director participates and a fee of $500 for each committee meeting attended or in which such director participates. From January 1999 through May 2001, each non-employee director was paid a fee of $3,000 for each Board of Directors meeting attended and a fee of $500 for each committee meeting attended or in which such director participated. All directors are reimbursed for expenses in connection with attendance at Board and committee meetings. Prior to 1999, each non-employee member of the Board of Directors was paid a fee of $1,000 for each Board meeting attended. There was no fee paid for attendance at or participation in a committee meeting.

         Directors of the Company also are eligible to participate in the Company's May 1995 Incentive Stock Option Plan (the "Incentive Plan"). Pursuant to the terms of the Incentive Plan, the Company issued 5,000 incentive stock options to each non-employee director serving on the effective date of the Company's initial public offering, June 27, 1995. JoAnn W. Wagner, who became a director subsequent to the Company's initial public offering, also was issued 5,000 incentive stock options on the date she was appointed as a director. The options, of which 20% were immediately exercisable on the date of grant and an additional 20% become exercisable on each of the next four anniversaries of the date of grant, are exercisable at a price equal to the fair market value of a share of Common Stock on the date of grant. Pursuant to the Incentive Plan, on the date of each annual meeting of the Company's shareholders the Company will issue to each non-employee director an additional 1,000 incentive stock options. Accordingly, on May 16, 2002, the date of the Company's 2002 annual meeting of shareholders, the Company issued to each non-employee director 1,000 incentive stock options under the Incentive Plan. The options issued in connection with the 2002 annual meeting of shareholders were immediately exercisable upon the date of grant at an exercise price equal to the fair market value of a share of Common Stock on the date of grant. Additionally, the Company issued 5,000 options on March 26, 2002 to each non-employee director. Such options, of which 20% were immediately exercisable on the date of grant and an additional 20% become exercisable on each of the next four anniversaries of the date of grant, are exercisable at a price equal to the fair market value of a share of Common Stock on the date of grant. The Company also issued 5,000 options on March 19, 2003 to Messrs. de Waal, Henry, Rolf and Stewart. Such options, of which 20% were immediately exercisable on the date of grant and an additional 20% become exercisable on each of the next four anniversaries of the date of grant, are exercisable at a price equal to the fair market value of a share of Common Stock on the date of grant.

                               EXECUTIVE OFFICERS

         In addition to the information set forth above regarding Ms. Wagner, certain biographical information is furnished with respect to the following executive officers of the Company:

         W. B. Collings currently serves as the Company's Vice President, Treasurer and Assistant Secretary. Mr. Collings was appointed Treasurer in April 1998. Mr. Collings was appointed as Vice President in February 1998 and as Assistant Secretary in April 1995. He joined the Company as the Controller in May 1993, a position he held until April 1998. From March 1991 to May 1993, Mr. Collings was self-employed as an accountant. From October 1978 until March 1991, Mr. Collings served as the Chief Financial Officer of Information Now, Inc., a Utah corporation engaged in developing, installing and supporting computer software. Mr. Collings obtained a Bachelor's Degree in Business Administration from Brigham Young University in 1961, and thereafter completed two additional years of graduate study in accounting.

         Kevin Hardy joined the Company in August 2000 as Senior Vice President and Chief Financial Officer. From February 1998 until August 2000, Mr. Hardy was Chief Financial Officer and Vice President of Administration for Marker. From 1994 to 1998, Mr. Hardy was Chief Financial Officer of the U.S. division of Marker, consisting of four U.S. subsidiaries, headquartered in Salt Lake City, Utah. From 1991 to 1994, Mr. Hardy was the Controller for Marker USA, Inc. Prior to his work at the Marker entities, Mr. Hardy worked for American Express Traveler Cheque Operations as a Senior Financial Analyst from 1989 to 1991. From 1986 to 1989, Mr. Hardy was employed by Ernst & Young LLP's Salt Lake City, Utah, office as an Audit Senior. Until March 31, 2003, Mr. Hardy served as President, Chief Financial Officer and director of MKR Holdings, headquartered in Salt Lake City, Utah. MKR Holdings was not engaged in the conduct of business and operated for the sole purpose of holding and subsequently liquidating its assets. The liquidation was completed and the company dissolved effective March 31, 2003. Mr. Hardy received a Bachelor's Degree in Accounting from Utah State University in 1986.

         John K. Morrison was appointed as Vice President of the Company in March 1999. Mr. Morrison has served as Corporate Secretary of the Company since April 1995. Mr. Morrison was employed as General Counsel in January 1995. Prior to joining the Company in January 1995, Mr. Morrison was employed at the Anti-Discrimination Division of the Utah Industrial Commission from July 1993 through December 1994. From October 1991 to July 1993, Mr. Morrison was engaged in the private practice of law in Salt Lake City, Utah. Mr. Morrison obtained his Juris Doctor degree in 1991 from the University of Utah. He obtained Bachelor's Degrees in Political Science and Economics from the University of Utah in 1987.

EXECUTIVE COMPENSATION

         The compensation of JoAnn W. Wagner, the Company's Chief Executive Officer during the 2002 fiscal year, the other executive officers of the Company whose total cash compensation for the 2002 fiscal year exceeded $100,000 and certain former executive officers or key employees of the Company (collectively, the "Named Officers") is shown on the following pages in three tables and is discussed herein in a report from the Compensation Committee.

Summary Compensation Table

         The following table sets forth, for the three most recent fiscal years of the Company, the compensation paid to the Named Officers:

                                                                                  Long Term
                                                                                 Compensation
                           Annual Compensation Awards               Other        Securities
                                 Fiscal                            Annual         Underlying        All Other
  Name and Position               Year      Salary      Bonus    Compensation      Options        Compensation
  -----------------               ----      ------      -----    ------------      -------        -------------
  JoAnn W. Wagner (1)             2002    $ 357,120   $     --   $       --         50,000         $   1,980
       Chairman of the Board,     2001      350,002     15,000           --         50,000             2,376
       Chief Executive            2000      334,997     35,000           --         50,000             2,561
       Officer and President


  Thomas K. Sansom (2)            2002      104,998         --      113,750         20,000               382
       Senior Vice President      2001      203,840         --           --         30,000             1,267
       President Commercial       2000      199,992     20,000           --             --            26,188
       Division

  Kevin Hardy (3)                 2002      167,305         --           --         30,000               217
       Senior Vice President,     2001      157,114      7,500           --         25,000               119
       Chief Financial Officer    2000       46,157     15,000           --         30,000                 9

  John K. Morrison (4)            2002      145,678         --           --         25,000               202
       Vice President,            2001      132,112      5,000           --         20,000               102
       Secretary and General      2000      117,796     10,000           --          5,000                81
       Counsel


(1) Bonus amount reflects bonus paid to Ms. Wagner in March 2002 for the 2001 fiscal year and in February 2001 for the 2000 fiscal year. Of the $15,000 listed as the Bonus Payment for 2001, $5,000 was discretionary and $10,000 was payment in compensation for a deferred salary increase. Amounts listed under "All Other Compensation" reflect life insurance premiums paid by the Company for insurance coverage in excess of $50,000 and expense reimbursements treated as ordinary income.

(2) Bonus amounts reflect bonus payments paid to Mr. Sansom in February 2001 for the 2000 fiscal year. Effective June 14, 2002, Mr. Sansom retired as an employee and officer of the Company. Amounts listed under "Other Annual Compensation" reflect severance payments made in accordance with his employment agreement.Amounts listed under "All Other Compensation" reflect life insurance premiums paid by the Company for insurance coverage in excess of $50,000, as well as $25,000 paid in fiscal 2000 related to Mr. Sansom's relocation upon accepting employment with the Company.

(3) Mr. Hardy was employed by the Company in August 2000. Compensation amounts for fiscal 2000 reflect compensation paid after Mr. Hardy's date of hire. Bonus amounts reflect bonus payments paid to Mr. Hardy in March 2002 for the 2001 fiscal year and February 2001 for the 2000 fiscal year. Amounts listed under "All Other Compensation" reflect life insurance premiums paid by the Company for insurance coverage in excess of $50,000.

(4) Bonus amounts reflect bonus payments paid to Mr. Morrison in March 2002 for the 2001 fiscal year and in February 2001 for the 2000 fiscal year. Amounts listed under "All Other Compensation" reflect life insurance premiums paid by the Company for insurance coverage in excess of $50,000.

Option Grants in Last Fiscal Year

         The following table sets forth the grants of options made by the Company during the 2002 fiscal year to the Named Officers. As of December 29, 2002, the Company had not granted any stock appreciation rights. All options granted, except as noted, are incentive stock options granted under the Incentive Plan.

                           Number of      Percent of                                     Potential Realizable Value at
                           Securities   Total Options                                    Assumed Annual Rates of Stock
                           Underlying     Granted to                                    Price Appreciation for Option
                            Options      Employees in   Exercise or   Expiration                    Term
          Name              Granted      Fiscal Year     Base Price     Date               5%                10%
          ----              -------      -----------     ----------   ----------        ----------       ----------

JoAnn W. Wagner(1)           50,000       11.9%          $1.000        03/26/12          $  31,445        $ 79,687

Thomas K. Sansom(1)          20,000        4.8            1.000        03/26/12             12,578          31,875

Kevin Hardy(1)               30,000        7.2            1.000        03/26/12             18,867          47,812

John K. Morrison(1)          25,000        6.0            1.000        03/26/12             15,722          39,844
-------------------------

(1) Of the options granted, 20% were immediately exercisable on the date of the grant and an additional 20% become exercisable on each of the next four anniversaries of the date of the grant.

         Additionally, the Company has adopted the Inteliant Corporation Stock Option Plan (the "Inteliant Plan") for the benefit of Inteliant's employees, officers and directors (see discussion of the Inteliant Plan under the Compensation Committee Report, which follows). No option grants were made under the Inteliant Plan during the 2002 fiscal year to the Named Officers. As of December 29, 2002, the Company had not granted any stock appreciation rights. As of December 29, 2002, only non-qualified options had been granted. Effective March 17, 2003, the options granted to Named Officers had been cancelled.

Aggregated  Option  Exercises  in Last  Fiscal Year and Fiscal  Year-end  Option
Values

         The following table sets forth the number of unexercised options to acquire shares of Common Stock and the aggregate value of such options held by the Named Officers on December 29, 2002. None of the Named Officers exercised options to acquire shares of Common Stock during the 2002 fiscal year. As of December 29, 2002, the Company had not granted any stock appreciation rights to any of the Named Officers.

                                                      Number of                                     Value of Unexercised
                                                 Unexercised Options                                In-the Money Options
                                                at December 29, 2002                              at December 29, 2002 (1)
                                           -----------------------------                      -------------------------------

           Name                             Exercisable       Unexercisable                   Exercisable       Unexercisable
           ----                             -----------       -------------                   -----------       -------------
JoAnn W. Wagner                             157,600           110,400                             $0.00              $0.00
Thomas K. Sansom(2)                              --                --                              0.00               0.00
John K. Morrison                             49,600            40,400                              0.00               0.00
Kevin Hardy                                  34,000            51,000                              0.00               0.00

(1) Reflects the difference between the exercise price of the unexercised options and the market value of shares of Common Stock on December 29, 2002. The last transaction of the Common Stock on December 27, 2002, the last trading date of the Company's fiscal year, as reported by Nasdaq, was $0.38 per share.

(2) In connection with Mr. Sansom's severance agreement with the Company, all exercisable and all unexercisable options were terminated at the time of execution of the agreement.

Employment Agreements

         The Company entered into an employment agreement with Ms. Wagner on August 4, 1997 with an annualized salary of $140,000. Ms. Wagner's salary was based on working two-thirds time. On February 27, 1998, Ms. Wagner's annual salary was adjusted to $220,000 to reflect full-time employment with the Company. Effective April 1, 1999, Ms. Wagner's employment agreement was amended to increase her annual salary to $300,000. Effective April 1, 2000, Ms. Wagner's annual salary was increased to $350,000. Effective April 1, 2001, Ms. Wagner's annual salary was increased to $360,000; however, Ms. Wagner voluntarily delayed the effective date of such increase for an indefinite period of time. In March 2002, the Compensation Committee recommended that Ms. Wagner accept the increase effective April 1, 2002 and awarded Ms. Wagner a bonus of $10,000 to compensate her for salary lost due to the delay in the effective date of the prior year's increase. Effective March 31, 2003, the Compensation Committee, acting upon recommendation of management, reduced Ms. Wagner's annual salary by five percent (5%) to $342,000 as part of a Company-wide cost savings program. The reduction will be effective for ninety (90) days, at which time the continued duration of the reduction will be reevaluated by the Compensation Committee. The term of Ms. Wagner's agreement expires on December 31, 2003. The term is automatically renewable for successive one-year terms unless six months' advance notice is given by either Ms. Wagner or the Company of an intent not to renew. The agreement provides that Ms. Wagner may be terminated for cause without any severance or other payments, except for the salary and compensation earned through the date of such termination. If Ms. Wagner is terminated without cause, the Agreement provides that she will be paid two years' salary. If Ms. Wagner is terminated due to a change in control, she will be paid an amount equal to the greater of two years of annual salary or the remainder of the term, but in no event more than an amount that would trigger the provisions of Internal Revenue Code Section 280G(d) or any successor provision.

         Mr. Hardy is employed pursuant to an employment agreement executed in August 2000. The agreement was for an initial term that expired on December 31, 2001. The agreement automatically renews for successive one-year periods unless either Mr. Hardy or the Company gives ninety (90) days' prior notice of his or its intent not to renew. During 2002, neither party gave notice of an intent not to renew; therefore, the term was automatically extended for one year, to December 31, 2003. Mr. Hardy's initial annual salary was $150,000. Effective April 1, 2001, his annual salary was increased to $160,000 and effective April 1, 2002, his annual salary was increased to $170,000. Effective March 31, 2003, the Compensation Committee approved an increase of annual salary to $177,000. Prior to the implementation of the annual salary increase, the Compensation Committee, acting upon recommendation of management, rescinded the approved increase and reduced Mr. Hardy's salary by five percent (5%) to $161,500 as part of a Company-wide cost savings effort. The reduction will be effective for ninety (90) days, at which time the continued duration of the reduction will be reevaluated by the Compensation Committee. If the reduction is rescinded, the Committee likely will reinstate the previously approved salary increase. Mr. Hardy's employment agreement provides for certain severance payments in the event Mr. Hardy is terminated without cause or if the Company determines not to renew the agreement for an additional term. The agreement also provides for the payment of one year's salary in the event of a change in control.

         The Company has an employment agreement with Mr. Morrison, which does not have an expiration date. The agreement provides for the payment of six months' salary if Mr. Morrison is terminated without cause. The agreement also provides for the payment of one year's salary if Mr. Morrison is terminated due to a change in control. Effective March 31, 2003, the Compensation Committee, acting upon recommendation of management, reduced Mr. Morrison's annual salary by five percent (5%) from $150,000 to $142,000 as part of a Company-wide cost savings effort. The reduction will be effective for ninety (90) days, at which time the continued duration of the reduction will be reevaluated by the Compensation Committee.

         Effective June 14, 2002, Mr. Sansom retired as an employee and officer of the Company. Mr. Sansom will serve as a director of the Company until the Annual Meeting. The Company and Mr. Sansom agreed to treat Mr. Sansom's retirement as a termination other than for cause under the terms of his employment agreement with the Company. The Company insured Mr. Sansom under its medical insurance plan through December 31, 2002 and paid Mr. Sansom's annual salary through December 31, 2002, pursuant the severance provisions of his employment agreement with the Company. In consideration of the continuation of medical insurance, Mr. Sansom released any and all claims against the Company. Mr. Sansom was originally employed by the Company in December 1999. At the time of Mr. Sansom's retirement his annual salary was $210,000.

         The currently effective employment agreements described above terminate upon the death or disability of the officer or employee or upon termination of employment of the officer or employee for cause. The agreements also contain covenants of the employees that, during the term of their employment and continuing for a specified period after the termination, with or without cause, of their employment for any reason, they will not compete with the Company nor disclose or make use of confidential information of the Company. The employees also are subject to the confidentiality and limited non-solicitation agreements executed by the Company's regular employees. Each executive officer of the Company is eligible to receive bonuses pursuant to a bonus plan approved by the Compensation Committee. The 2003 bonus plan provides for payment of bonuses based on the Company achieving certain targets established by the Compensation Committee, as well as an amount awarded at the discretion of the Compensation Committee based on the Named Officer's contributions to the Company. In addition, each Named Officer receives the same benefits generally provided to other employees of the Company including, without limitation, 401(k) retirement plan, deferred compensation plan, C-125 cafeteria plan, health plan, short and long term disability and life insurance.

         Incentive Plan. The Company adopted the SOS Staffing Services, Inc. Stock Incentive Plan (the "Incentive Plan") in 1995. The purpose of the Incentive Plan is to grant options to executive officers in order to align the long-term interests of such officers with those of the Company's shareholders. The Incentive Plan is administered by the Compensation Committee. In 2002, the Compensation Committee granted options to purchase 129,000 shares of Common Stock to executive officers of the Company, which amount represents option grants to persons who currently are executive officers or were executive officers at the time of the grant, whether or not they currently are Named Officers. These options vest over a four-year period and expire ten years from the grant date. If an executive officer's employment terminates prior to the applicable vesting date, the officer generally forfeits all options that have not yet vested. The Compensation Committee believes that the grant of these options to executive officers is a highly effective method of compensation, because it motivates these officers to continue their employment with the Company and creates strong incentives to maximize the growth and profitability of the Company. As of December 29, 2002, executive officers of the Company held options to purchase an aggregate of 468,300 shares of Common Stock granted pursuant to the Incentive Plan since its inception in 1995, which amount represents options held by persons who currently are executive officers or were executive officers as of December 29, 2002.

         Inteliant Plan. In an effort to remain competitive and to attract and retain qualified information technology employees, the Company, as Inteliant's sole shareholder, approved the adoption of the Inteliant Corporation 2000 Stock Option Plan (the "Inteliant Option Plan") for the benefit of Inteliant's employees, officers and directors. The Inteliant Option Plan, administered by Inteliant's board of directors, allows for the grant of options to purchase a maximum of 10,000,000 shares of Inteliant common stock (the Company owns all 30,000,000 shares of Inteliant common stock that are issued and outstanding). The number of options to be granted, the vesting schedule of such grants and other conditions of each grant are established by Inteliant's board of directors. The grants would be issued at the fair market value of Inteliant's common stock, as determined in good faith by Inteliant's board of directors. The Company and Inteliant's board of directors engaged an independent third party valuation firm to determine the fair market value of Inteliant's common stock for purposes of the Inteliant Option Plan. Because the Company terminated Inteliant's line of business, Inteliant's board of directors does not plan on issuing any additional options under the Inteliant Option Plan.


         In 2002, Inteliant's board of directors did not grant any options to purchase shares of Inteliant common stock to the Company's executive officers with management or other responsibilities related to Inteliant. As of December 29, 2002, executive officers of the Company held options to purchase an aggregate of 300,000 shares of Inteliant's common stock granted pursuant to the Inteliant Option Plan since its inception in 2000, which amount represents options held by persons who currently are executive officers or were executive officers of the Company as of December 29, 2002. Subsequent to year-end, all such options were canceled by agreement between the executive officers and the Company. There are currently no outstanding options under the Inteliant Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Exchange Act of 1934, as amended, requires the Company's executive officers and directors to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the "SEC"). Executive officers and directors are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, the Company believes that all such filings were timely, except that two directors failed to report on Form 4 voluntary disclosures regarding the grant of formula awards under the Incentive Plan. In both instances, the grants were reported on Forms 5, which were not filed in a timely manner.

Compensation Committee Interlocks and Insider Participation

         There were no Compensation Committee interlocks during the 2002 fiscal year. Brad L. Stewart, a member of the Compensation Committee, was an officer of the Company from December 1999 through August 2000.

Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that incorporate by reference, in whole or in part, subsequent filings including, without limitation, this Proxy Statement, the following Report of the Compensation Committee and the Performance Graph set forth on page 18 hereof shall not be incorporated by reference in any such filings.

COMPENSATION COMMITTEE REPORT

         General. The Company's executive compensation program is administered by the Compensation Committee of the Board of Directors (the "Committee"), which is responsible for establishing the policies and amounts of compensation for the Company's executive officers. The Committee is composed of three directors, Jack
A. Henry, Randolph K. Rolf and Brad L. Stewart. Messrs. Henry and Rolf are independent directors. Mr. Stewart was employed by the Company within the past three years. Pursuant to current Nasdaq rules, Mr. Stewart will be considered independent after August 2003. The Committee has oversight responsibility for executive compensation and executive benefit programs of the Company, including the SOS Staffing Services, Inc. Stock Incentive Plan (the "Incentive Plan").

         The Committee has responsibility for all compensation matters for the Company's Chairman, President and Chief Executive Officer and the other executive officers of the Company (the "Key Executives"). The Committee determines the amount of non-cash compensation under the Incentive Plan as well as any cash bonuses paid to the Key Executives.

         In determining the amount and composition of executive compensation for the Key Executives and administering the Incentive Plan, the Committee is guided by the following fundamental objectives: (i) attracting and retaining outstanding executive officers; and (ii) ensuring that a portion of Key Executives' compensation is variable and is tied to quantifiable measures of the Company's performance.

         The Committee's application of these principles is discussed in greater detail below.

         Key Executive Compensation. Since the formation of the Committee in 1995, Key Executive compensation has consisted of annual salaries established pursuant to employment agreements executed by the Company and the Key Executives, and additional compensation in the form of cash bonuses and stock options as the Committee, in its discretion, may award. Pursuant to employment agreements entered into between the Company and the Key Executives, the annual salaries of the Key Executives have been fixed at amounts that were deemed competitive for executives with comparable ability and experience, taking into account existing salaries and employment agreements of executives in companies comparable in size and complexity to the Company. The Committee, through the Company, has engaged third party compensation experts to provide competitive salary and other compensation data to aid in its decisions regarding compensation for the Key Executives.

         CEO Compensation. JoAnn W. Wagner has served as the Chief Executive Officer since October 29, 1998. Ms. Wagner has served as Chairman of the Board since February 27, 1998 and was previously Executive Vice President and Vice Chairman. Ms. Wagner's compensation is determined pursuant to the principles described above and by the terms of her employment agreement. The Committee believes Ms. Wagner's compensation fairly and accurately recognizes her vision and leadership in operating the Company and implementing the Company's business strategy.

         Cash Bonus Awards. Since November 1996, the Committee has had in effect bonus plans with targets based on the percentage increase of earnings per share on an annual basis and the internal sales growth over an annual or longer period. The Committee has reviewed the plans annually to determine whether they remain appropriate in terms of the bonuses awarded as a percentage of salary for each Key Executive, the targeted performance and the percentage weight given to each target in determining bonuses.

         In March 2002, the Committee determined with the ongoing restructuring activities of the Company that quantifying performance targets for the 2002 fiscal year would be too subjective; therefore, the Committee determined that any bonus paid to Key Executives, including the Chief Executive Officer, for the 2002 fiscal year would be discretionary based on the Company's financial performance, the disposition of non-core lines of business, the status of the agreements underlying the Company's indebtedness, the status of the Company's insurance programs and other factors to be reviewed by the Committee in February 2003. The maximum bonus payable for fiscal 2002 to the Chief Executive Officer would be 60% of her salary. The Committee also fixed maximum bonuses for the other Key Executives ranging from 40% to 50% of such Key Executives' salaries. In March 2003, the Committee determined that no bonuses would be paid for 2002 to any Key Executive due to the financial condition of the Company.

         In March 2003, the Committee established the 2003 Executive Bonus Plan (the "2003 Plan"). The 2003 Plan provides that each Key Executive, including the Chief Executive Officer, may receive a portion of his or her salary as a bonus. The 2003 Plan consists of two components, a target based on the Company's EBITDA (earnings before interest, taxes, depreciation and amortization) and a discretionary component. The Chief Executive Officer's total potential bonus is ninety-six percent (96%) of her salary. As part of the target bonus, the Chief Executive Officer could be paid anywhere from zero percent (0%) of her salary, if the EBITDA threshold is not met, to seventy-two (72%) percent of her salary, if EBITDA far exceeds the 2003 EBITDA target. The percentage of salary to be paid as a bonus increases incrementally based on incremental increases in 2003 EBITDA. The midpoint of the bonus, thirty-six percent of salary, would be paid if the Company achieves the 2003 EBITDA target established by the Committee. The Chief Executive Officer also may be paid a bonus at the discretion of the Committee in an amount not to exceed twenty-four percent (24%) of her annual salary. The Committee believes that a bonus based on EBITDA, while not a financial measure under U.S. generally accepted accounting practices, is meaningful, as the Company's financial covenants under its debt arrangements are based on EBITDA and the Company has a consistently applied methodology to determine EBITDA. The factors that the Committee may consider to determine whether a discretionary bonus will be paid include, but are not limited to, a Key Executive's individual performance and contribution to the Company, the status of the Company's debt agreements, the refinancing, recapitalization or restructuring of the Company's debt, and the renewal on reasonable terms, as determined by the Committee, of the Company's insurance policies, including without limitation, the workers' compensation renewal and collateral requirements. The other Key Executives have the same performance and discretionary criteria as the Chief Executive Officer, although the percentage of their annual salary they can receive as a bonus is lower. The EBITDA portion of the bonus, if any, will be paid in fiscal 2004 based on 2003 performance. The discretionary portion of the bonus, if any, may be paid in fiscal 2004 for fiscal 2003 performance or may be paid during fiscal 2003, at the discretion of the Committee.

         Stock Option Program. The SOS Staffing Services, Inc. Stock Incentive Plan is the Company's long-term incentive plan for providing an incentive to key employees and directors of the Company and its subsidiaries.

         Other Compensation Plans. The Company has a number of other broad-based employee benefit plans in which the Key Executives participate on the same terms as other Company employees meeting the eligibility requirements, subject to any legal limitations on the amounts that may be contributed to or benefits payable under such plans. These include:

         i. The Company's cafeteria plan administered pursuant to Section 125 of the Internal Revenue Code of 1996, as amended (the "Code");

         ii. The Company's 401(k) plan, pursuant to which the Company makes discretionary matching contributions. Key Executives and other employees employed by the Company who are determined to be highly compensated for purposes of the Code are not entitled to participate in the Company's 401(k) plan. In April 2003, the Company matched a portion of the contributions made by eligible employees during the 2002 calendar year using forfeitures of the non-vested portions of prior matches made by the Company to employees who have since been terminated.

         iii. The Company's non-qualified deferred compensation plan for Key Executives, other executive officers and other key employees of the Company. As discussed above, highly compensated employees historically have not been able to participate in the Company's 401(k) plan. The Company maintains the deferred compensation plan to enable its Key Executives and other key employees to have an effective alternative for retirement savings. The Company may at its discretion make matching contributions to the plan. The Company did not make any matching contributions for 2002 calendar year deferrals.

         iv. The Company's non-qualified employee stock purchase plan. This plan was terminated by the Company during the 2002 fiscal year. Due to the non-qualified nature of the plan, Key Executives did not participate.

         v. The Company's Employee Benefit Plan, an ERISA-based health and welfare plan. The Company currently pays 75% of the premium.

         vi. Short- and Long-Term Disability Plan. The Company pays 100% of the premium and expense related to the plan.

         vii. Life Insurance Plan. The Company pays 100% of the premium for term insurance for each employee, including the Key Executives, for life insurance with a face amount equal to one and one-half times each employee's annual base salary. The amount of insurance coverage is capped at $300,000.

         Benefits. The Company provides to the Key Executives medical benefits under the Company's Employee Benefit Plan that generally are available to the Company's staff employees. The amount of perquisites, as determined in accordance with the rules of the Securities and Exchange Commission relating to executive compensation, did not exceed ten percent of salary for fiscal year 2002.

         Executive Compensation Philosophy. The Committee believes that the Company's executive compensation program has enabled the Company to attract, motivate and retain senior management by providing competitive total compensation based on performance. Competitive base salaries that reflect each individual's level of responsibility and annual variable performance-based cash incentive awards are important elements of the Company's compensation philosophy. The Committee also believes the grant of options under the Incentive Plan aligns interests of the executive officers with shareholders. The Committee believes the Company's executive compensation program strikes an appropriate balance between short- and long-term performance objectives.

                                            Respectfully submitted,

                                            Randolph K. Rolf, Chairman,
                                            Jack A. Henry
                                            Brad L. Stewart

                                PERFORMANCE GRAPH

         The following graph shows a comparison of cumulative shareholder return for the Common Stock for the period beginning December 29, 1997 to the fiscal year ended December 29, 2002, as well as the cumulative total return for the NASDAQ Composite Index and a Peer Group Index for the same period.

         The Peer Group Index is a staffing services composite index published by the Staffing Industry Report, an industry trade publication and comprised of the following 12 publicly traded staffing companies: CDI Corp., the Company, Kelly Services, Inc., kforce.com, Inc., Labor Ready, Inc., Manpower, Inc., On Assignment, Inc., Personnel Group of America, Inc., RemedyTemp, Inc., Robert Half International, Inc. and Spherion Corp.

         The performance graph assumes that $100 was invested at the market close on December 29, 1997, and that dividends, if any, were reinvested for all companies, including those on the NASDAQ Composite Index and the Peer Group Index. The Company paid no dividends during the periods presented.

         The stock price performance shown on this graph is not indicative of future price performance of the Common Stock.

[Graphic omitted--chart plots price of SOS common stock at five successive fiscal year end dates and depicts relative performance (versus NASDAQ and peer group) as follows.]

                                                                                    Begin:     12/31/1997
                                                                                Period End:    12/31/2002
SOS STAFFING SVCS INC                                                                 End:     12/31/2002

                                   Beginning
             Transaction Closing     No. Of    Dividend    Dividend    Shares     Ending    Cum. Tot.
   Date*        Type     Price**   Shares***   per Share     Paid    Reinvested   Shares     Return
   -----        ----     -------   ---------   ---------     ----    ----------   ------     ------
   31-Dec-97   Begin     18.875       5.30                                        5.298      100.00

    3-Jan-99  Year End    7.250       5.30                                        5.298       38.41

    2-Jan-00  Year End    4.375       5.30                                        5.298       23.18

    1-Jan-01  Year End    1.750       5.30                                        5.298        9.27

   30-Dec-01  Year End    1.050       5.30                                        5.298        5.56

   29-Dec-02    End       0.500       5.30                                        5.298        2.65


* Specified ending dates or ex-dividends dates.
** All Closing Prices and Dividends are adjusted for stock splits and stock dividends. ***'Begin Shares' based on $100 investment.


SOS STAFFING SVCS INC

                                                       Cumulative Total Return
                                 -------------------------------------------------------------------
                                      12/97       1/99       1/00       1/01      12/01       12/02
SOS STAFFING SERVICES, INC.          100.00      38.41      23.18       9.27       5.56        2.65
NASDAQ STOCK MARKET (U.S.)           100.00     140.99     261.48     157.77     127.60       86.53
PEER GROUP                           100.00      91.23      81.95      84.69      84.29       61.92

PRINCIPAL HOLDERS OF VOTING SECURITIES

         The following table sets forth information as of April 10, 2003 with respect to the beneficial ownership of shares of Common Stock by each person known by the Company to be the beneficial owner of more than 5% of the Common Stock, by each director, by each Named Officer and by all directors and officers as a group. Unless noted otherwise, the Company believes each person named below has sole voting and investment power with respect to the shares indicated. The percentages set forth below have been computed without taking into account treasury shares held by the Company and are based on 12,691,398 shares of Common Stock outstanding as of April 10, 2003:

                                                            Amount and Nature of
          Name and Address of Beneficial Owner              Beneficial Ownership                Percent of Class
          ------------------------------------              --------------------                ----------------
Sandra E. Reinhold                                               2,817,200 (1)                           22.20%
        P.O. Box 730 Midway, UT 84049

Richard D. Reinhold                                              2,817,200 (1)                           22.20%
        P.O. Box 730
        Midway, UT  84049

Fleet Boston Corporation                                         1,078,400 (2)                            8.50%
        One Federal Street
        Boston, MA 02110

Dimensional Fund Advisors Inc.                                     828,600 (3)                            6.53%
        1299 Ocean Avenue, 11th Floor
        Santa Monica, CA 90401

Wynnefield Capital, Inc.                                           801,400 (4)                            6.31%
        450 Seventh Avenue, Suite 509
        New York, NY 10123
JoAnn W. Wagner                                                    225,550 (5)                            *
Randolph K. Rolf                                                    94,075 (5)(6)                         *
John K. Morrison                                                    62,156 (5)(7)                         *
Stanley R. deWaal                                                   22,500 (5)                            *
Thomas K. Sansom                                                     5,000 (5)                            *
Kevin Hardy                                                         49,000 (5)                            *
Jack A. Henry                                                       16,000 (5)                            *
Brad L. Stewart                                                     14,000 (5)                            *
All officers and directors                                         489,281 (5)(7)                         3.42%
as a group (8 persons)
*  Less than one percent of outstanding shares

     (1) Of the shares reflected as beneficially owned by Sandra E. Reinhold and Richard D. Reinhold, 1,388,600 shares are held of record by Sandra E. Reinhold, 1,348,600 shares are held of record by Richard D. Reinhold and 80,000 shares are held of record by Reinhold Limited, a family limited partnership of which Richard D. Reinhold and Sandra E. Reinhold are general partners.

     (2) Based on schedules filed with the Securities and Exchange Commission, the Company believes that Fleet Boston Corporation has sole voting power of 734,600 shares reflected as beneficially owned. It has sole dispositive power over 1,074,400 shares reflected and shared dispositive power over 4,000 shares reflected.

     (3) Based on schedules filed with the Securities and Exchange Commission, the Company believes that Dimensional Fund Advisors, Inc. possesses voting or investment power of the shares reflected in its role as an investment advisor or manager.

     (4) Based on schedules filed with the Securities and Exchange Commission, the Company believes that Wynnefield Capital, Inc. possesses voting or investment power of the shares reflected in its role as an investment advisor or manager.

     (5) The share amounts indicated include shares subject to currently exercisable options granted under the Incentive Plan held by the following persons in the following amounts: JoAnn W. Wagner, 192,400 shares; Randolph K. Rolf, 500 shares; John K. Morrison, 60,000 shares; Stanley R. deWaal, 21,500 shares; Kevin Hardy, 46,000 shares; Jack A. Henry, 11,000 shares; Brad L. Stewart, 11,000 shares; and all officers and directors as a group, 363,400 shares.

     (6) The share amounts indicated for Randolph K. Rolf include 72,575 shares owned of record by the Randolph K. Rolf Trust.

     (7) The share amounts indicated include shares of Common Stock held in the Company's 401(k) plan by John K. Morrison, who holds approximately 106 shares. The total number of shares so held by all officers and directors as a group is approximately 106 shares. The number of shares held in the Company's 401(k) plan is based on plan information available on December 29, 2002, the last statement date of the plan.

Existing Stock Compensation Plans

         The following table sets forth information, as of the Record date, regarding the Company's existing compensation plan and individual compensation arrangements pursuant to which the Company's equity securities are authorized for issuance to employees or non-employee directors (the plan does not permit issuance to any other person) in exchange for consideration in the form of goods or services:

---------------------------- ------------------------- ------------------------ -------------------------------------
                                      (a)                    (b)                            (c)
---------------------------- ------------------------- ------------------------ -------------------------------------
Plan category                Number of securities to   Weighted-average         Number of securities remaining
                             be issued upon exercise   exercise price of        available for future issuance under
                             of outstanding options,   outstanding options,     equity compensation plans
                             warrants and rights       warrants and rights      (excluding securities reflected in
                                                                                column (a))
---------------------------- ------------------------- ------------------------ -------------------------------------
Equity compensation plans
approved by security
holders                                   1,639,360          $    2.876                                99,242
---------------------------- ------------------------- ------------------------ -------------------------------------
Equity compensation plans
not approved by security
holders                                          --                  --                                    --
---------------------------- ------------------------- ------------------------ -------------------------------------
Total                                     1,639,360          $    2.876                                99,242
---------------------------- ------------------------- ------------------------ -------------------------------------

Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that incorporate by reference, in whole or in part, subsequent filings including, without limitation, this Proxy Statement, the following Report of the Audit Committee shall not be incorporated by reference in any such filings.

AUDIT COMMITTEE REPORT

         General. The Board of Directors has formed an Audit Committee (the "Committee"), which has certain responsibilities, including without limitation the following: (i) to review and approve the selection of, and all services performed by, the Company's independent auditors; (ii) to review the Company's internal controls; and (iii) to review and report to the Board of Directors with respect to the scope of audit procedures, accounting practices and internal accounting and financial controls of the Company. The Committee is composed of three independent directors, Stanley R. deWaal (Chairman), Jack A. Henry and Randolph K. Rolf. Since July 1998, the Audit Committee's functions have been governed by a charter adopted by the Board of Directors. In April 2003, the Board of Directors amended and restated the Audit Committee's charter to reflect certain regulatory and corporate governance changes. The Amended and Restated Audit Committee Charter is attached hereto as Annex A.

         Report on Specific Items.  The Committee reports as follows:

(i) That it has reviewed and discussed the Company's audited financial statements with management;

(ii) That it has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 90, as may be modified or supplemented;

(iii) That it has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as may be modified or supplemented, and has discussed with the independent accountant the independent accountant's independence; and

(iv) Based on the review and discussions referred to in items (i) through (iii) above, it recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 29, 2002 for filing with the Commission.

         Fiscal  2001 and 2002 Audit Fee Summary and Disclosure.

                  During fiscal year 2002, the Company retained its principal auditor, KPMG LLP, to provide services in the following categories and amounts:

                                                                    2002
                                                                    ----
Audit Fees                                                 $      245,759
Audit Related Fees                                                  5,475
Tax Fees                                                           55,500
All Other Fees                                                         --

         "Audit-Related Fees" includes research and consultation services on the application of accounting principles. "Tax Fees" include services to prepare and file the Company's federal and state income tax and other returns, consultation on tax planning and tax strategy.

         Also during fiscal years 2002 and 2001, the Company's prior auditor, Arthur Andersen, LLP provided services in the following categories and amounts:

                                                       2002           2001
                                                       ----           ----
Audit Fees                                          $  15,046    $   184,341
Audit Related Fees:
    Research and consultation on application of
       accounting principles                               --         20,346
    Audit of the Company's 401(k) benefit plan
                                                           --         10,104
Tax Fees                                               27,475        180,476
All Other Fees                                             --         17,635

         "Audit-Related Fees" includes research and consultation services on the application of accounting principles and the audit of the Company's 401(k) benefit plan. "Tax Fees" include services to prepare and file the Company's federal and state income tax and other returns, consultation on tax planning and tax strategy. "All Other Fees" include services performed in the resolution of certain legal disputes and consultations on the accounting effects of certain organizational changes.

The Audit Committee has considered whether the provision of non-audit services by the Company's principal auditor is compatible with maintaining auditor independence.

                       Respectfully submitted,

                       Stanley R. de Waal, Chairman
                       Jack A. Henry
                       Randolph K. Rolf

                              INDEPENDENT AUDITORS

         The Company's principal accountant and independent auditor for the 2002 fiscal year was KPMG LLP ("KPMG"). Acting upon recommendation of the Audit Committee, the Board of Directors terminated its former auditor Arthur Andersen LLP ("Andersen") during the 2002 fiscal year, as more fully disclosed below. The Committee and the Board of Directors believed that Andersen would not be available to perform the 2002 audit and that it was in the best interest of the Company to appoint new independent auditors. The Board of Directors believes that it is likely that KPMG will be engaged to perform the audit of the 2003 fiscal year ending December 28, 2003.

         The Company expects that (i) representatives from KPMG will be present at the Annual Meeting, (ii) they will have the opportunity to make a statement if they desire and (iii) they will be available to respond to appropriate questions.

         On June 7, 2002, the Company dismissed Andersen, its independent auditor, and appointed KPMG as its new independent auditor, effective immediately. These actions were approved by the Company's Board of Directors upon the recommendation of the Audit Committee.

         During the fiscal years ended December 30, 2001, and December 31, 2000, (the two most recent fiscal years audited by Andersen) there was no disagreement between the Company and Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to Andersen's satisfaction, would have caused Andersen to make reference to the subject matter of such disagreement in its reports, and there occurend no reportable event as defined in Item 304(a)(1)(v) of Regulation SK.

         The audit reports of Andersen on the consolidated financial statements of the Company for fiscal years ended December 30, 2001 and December 31, 2000 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principals.

         The Company had provided Andersen with a copy of the foregoing statements. The Company filed a Current Report on Form 8-K dated June 7, 2002, which attached as Exhibit 16.1 thereto a copy of Andersen's letter, indicating its concurrence with the statements made herein.

         During the fiscal years ended December 30, 2001 and December 31, 2000, the Company did not consult with KPMG regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation SK.

Audit, Audit-Related, Tax and All Other Fees

         Audit, audit-related, tax and all other fees paid to the Company's independent auditors for the two most recent fiscal years ended December 29, 2002 and December 30, 2001, are discussed in the Audit Committee Report. The Audit Committee follows the pre-approval policies and procedures are described in the Audit Committee Report. The Audit Committee approved 100% of the audit-related, tax and all other services.

         For the Company's most recent fiscal year ended December 29, 2002, less than fifty percent (50%) of the hours expended on KPMG's engagement to audit the Company's financial statements were attributed to work performed by persons other than KPMG's full-time permanent employees.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Until January 28, 2003, the Company leased its corporate office building from the adult children of Richard D. and Sandra E. Reinhold pursuant to a lease agreement that expires in March 2004. The related parties sold the building to an unrelated third party on such date. During 2002, the Company entered into an amended lease for its corporate offices. The amendment revised the lease termination date, from March 31, 2005 to March 31, 2004. The amendment also deleted the Company's ten-year option and substituted three consecutive three-year extension options, each of which provide for at least 120 days' notice of the Company's intent to exercise each option. The amendment also revised the formula for rent increases to provide for increases based on the consumer price index, with an annual cap of five percent (5%). Under the original lease, annual rent increases were tied to the increase in fair market value of the property, which was difficult to determine. The Company also agreed, pursuant to the amendment, to pay the real estate taxes on the building, as the Company is the sole occupant. Under the original lease, the Company paid a portion of the real estate taxes based on a formula. The Company paid approximately $116,702, $86,000 and $83,000 as lease payments for fiscal years 2002, 2001 and 2000, respectively. The Company believes that the terms of the lease are at least as favorable as the terms that could have been obtained from an unaffiliated third party in a transaction negotiated at arm's length.

         During fiscal 2001, the Company entered into an agreement to provide payrolling services to Underground Staffing Connection, Inc. ("Underground Staffing"), a business owned by one of the Company's staffing managers. Underground Staffing provides staffing services to companies that have staffing needs in high-risk areas such as underground mining. As of December 29, 2002, the Company realized approximately $349,000 in revenue from the agreement. Accounts receivable due to the Company were not significant at December 29, 2002.

         The Company provides temporary help services to Wagner Farms, an entity owned by JoAnn W. Wagner, the Company's Chief Executive Officer and director. The Company provides such services on the same terms and conditions and at similar pricing as it would to unrelated third parties. During fiscal 2002, the Company received revenue of $29,018 from Wagner Farms.

         During fiscal 2002, the Company purchased internet services and computer programming and consulting from Aros.net. Kent Lewin, an employee of the Company and the Company's Chief Information Officer, is president of Aros.net and owns 34% of the entity. During fiscal 2002, the Company paid Aros.net approximately $38,000 for internet services and $6,000 for consulting and programming services. The Company believes that the terms of such services are as least as favorable as the terms that could have been obtained from an unaffiliated third party in a transaction negotiated at arm's length.

                                   PROPOSAL II
                                AMENDMENT OF THE
                 AMENDED AND RESTATED ARTICLES OF INCORPORATION

         On March 28, 2003, the Board of Directors approved a proposal to amend the Company's amended and restated articles of incorporation to effect a five-to-one reverse stock split of all issued and outstanding shares of Common Stock and to change the par value per share from $.01 per share to $.002 per share. The Board of Directors has recommended that the proposed amendment be presented to the shareholders for their consideration and approval, with the recommendation of the Board that it be approved. This proposal is being submitted to the shareholders at the Annual Meeting for approval. The affirmative vote of the holders of a majority of the shares of Common Stock entitled to vote at the Annual Meeting is required to approve the amendment. A reverse stock split would not be effective until the amendment is filed with the Utah State Department of Commerce Division of Corporations and Commercial Code ("Utah Division of Corporations"). The text of the form of proposed amendment to the Company's amended and restated articles of incorporation is attached to this proxy statement as Annex B. Even if the shareholders approve the amendment, the Board of Directors has reserved the discretion not to file the amendment effecting a reverse stock split or to delay carrying out a reverse stock split until a time that is no later than the date of the next annual meeting of shareholders, as discussed below.

Reasons for a Reverse Stock Split

         The Common Stock is currently quoted on the Nasdaq SmallCap Market under the symbol "SOSS." In order for the Common Stock to continue to be quoted on the SmallCap Market, the Company must satisfy various listing maintenance standards established by Nasdaq. The SmallCap Market currently requires that for continued inclusion on such market an issuer must maintain certain criteria, including: a shareholders' equity of $2.5 million or market capitalization of $35 million or net income of $500,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years; a minimum bid price of $1.00 per share; at least 300 shareholders who each hold 100 shares or more; and at least 500,000 publicly held shares.

         On April 22, 2002, the Company received notice from Nasdaq that it was not in compliance with the $1.00 minimum bid price per share requirement for continued listing on the Nasdaq National Market, the trading system on which the Common Stock was quoted at that time. The Company was provided 90 calendar days, or until July 22, 2002, to regain compliance. On August 12, 2002, the Common Stock was transferred to the SmallCap Market and the Company was granted an additional 90 calendar day period by Nasdaq, or until October 21, 2002, to regain compliance with the minimum bid price per share requirement. However, in

October 2002, Nasdaq determined that the Company had met all other listing requirements and provided the Company an additional 180 days, or until April 21, 2003, to regain compliance with the $1.00 per share bid price requirement. In March 2003, Nasdaq amended its rules regarding compliance with the minimum bid price requirements and extended the Company's grace period an additional 90 days, or until July 20, 2003. If during the current grace period the Company has not met the minimum bid price requirement and has not maintained all other standards for continued listing, the Common Stock may be subject to delisting from the SmallCap Market, subject to an appeals process. If the Common Stock is delisted, the Company may be required to seek quotation of the shares in the over-the-counter market. The Board of Directors considered the potential harm to the Company of delisting from the SmallCap Market and determined that a reverse stock split would be the optimum method for attempting to achieve compliance with the minimum bid price listing requirement.

         In order to meet the minimum bid price requirement, the Common Stock would need to trade at or above $1.00 per share after a reverse stock split. However, the effect of a reverse stock split on the market price for the Common Stock cannot be predicted and the history of similar stock splits in companies in like circumstances is varied. The market price per share of the Common Stock after a reverse stock split may not rise in proportion to the reduction in the number of shares of Common Stock outstanding resulting from the reverse stock split. In addition, there can be no assurance that the bid price per post-reverse split share would either exceed or remain in excess of the $1.00 minimum bid price for a sustained period of time. Furthermore, the Common Stock may be subject to delisting if the Company is unable to maintain compliance with other continued listing requirements of the SmallCap Market, even if the bid price per post-reverse split share remains in excess of $1.00.

Board Discretion to Implement a Reverse Stock Split

         If a reverse stock split is approved by shareholders at the Annual Meeting it will be implemented, if at all, upon a determination by the Company's Board of Directors that a reverse stock split is in the best interests of the Company and its shareholders. Such determination would be based on certain factors, including meeting the listing requirements of the SmallCap Market, prevailing market conditions and the likely effect on the market price of the Common Stock. In addition, the Board would set a record date for determination of shareholders whose shares would be affected by the reverse stock split. The reverse split would become effective upon filing by the Company of the amendment to the amended and restated articles of incorporation with the Utah Division of Corporations. Notwithstanding approval of the amendment by the shareholders, the Board may, in its sole discretion, prior to such filing, abandon the proposed amendment and determine not to effect a reverse stock split at any time before the date of the 2004 annual meeting of shareholders, as permitted under the Utah Revised Business Corporation Act. If a reverse stock split does not become effective prior to such deadline, shareholder approval again would be required prior to the Company's implementation of a reverse stock split.


Certain Effects of a Reverse Stock Split

         After the effective date of a reverse stock split, each shareholder would own a reduced number of shares of Common Stock. However, a reverse stock split would affect all of the Company's shareholders uniformly. A shareholder's percentage ownership interests in the Company or proportionate voting power would not be affected, except to the extent that the reverse stock split results in any of the Company's shareholders owning a fractional share, which would be exchanged for a full share as described below. In addition, the number of shareholders of record would not be affected by a reverse stock split.

         Although the rights of shareholders would not be affected by a reverse split as noted above, subject to the treatment of fractional shares, the number of authorized shares of Common Stock would not be reduced. This would increase significantly the ability of the Board of Directors to issue authorized but unissued shares without further shareholder action. The issuance in the future of such additional authorized shares may have the effect of diluting the stock ownership and voting rights of the holders of currently outstanding shares of Common Stock. The effective increase in the number of authorized but unissued shares, including shares reserved, but not issued under the Incentive Stock Option Plan, from 5,669,242 to approximately (depending on the number of shares of new Common Stock issued to holders of fractional shares) 17,133,850 also may be construed as having an anti-takeover effect, as the Company's ability to issue additional shares could be used to thwart persons seeking to control the Company. The Board of Directors is not recommending a reverse stock split as part of an anti-takeover strategy.

         The Company has certain outstanding stock options that entitle their holders to purchase shares of Common Stock. Under the terms of the outstanding options, a reverse stock split would reduce the number of shares of Common Stock issuable upon the exercise of such options by a factor of five and would increase by a factor of five the exercise price of such options. Also, the Company would reduce by a factor of five the number of shares reserved for issuance under its existing stock option plans.

         In conjunction with a reverse stock split, the par value per share of the Common Stock would be reduced by a factor of five. In addition, the per share net income (loss) and net book value of the Common Stock would be retroactively increased five-fold for each financial period to reflect a decreased number of shares of Common Stock outstanding.

         No scrip or fractional share certificates would be issued in connection with a reverse stock split. Shareholders who otherwise would be entitled to receive fractional shares because they hold a number of shares not evenly divisible by five will have their fractional share rounded up to one full share of Common Stock.

         A reverse stock split would not be implemented as, and would not have the effect of, a "going private" transaction covered by Rule 13e-3 under the Securities Exchange Act of 1934, as amended, and the Company would continue to be subject to the periodic reporting requirements of such act. In addition, a reverse stock split would not be effected in order to reduce the number of post-split shareholders. For a period of one month following the effective date of a reverse stock split, the Company's ticker symbol will be appended with fifth letter, "D."

Procedure for Effecting a Reverse Stock Split and Exchange of Stock Certificates

         If the shareholders approve a reverse stock split and the Board of Directors determines to implement such a split, the reverse stock split would become effective at such time as the Company files the amendment to its amended and restated articles of incorporation with the Division of Corporations. Upon filing of the amendment, all of the current Common Stock would be converted into new Common Stock as set forth in the amendment.

         As soon as practicable after the effective date, shareholders will be notified that the reverse stock split has been effected. The Company's transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates. Holders of the pre-reverse stock split shares will be asked to surrender to the transfer agent certificates representing pre-reverse stock split shares in exchange for certificates representing post-reverse stock split shares, in accordance with the procedures to be set forth in a letter of transmittal to be sent by the Company. No new certificates will be issued to a shareholder until such shareholder has surrendered to the transfer agent all outstanding Common Stock certificates with the properly completed and executed letter of transmittal. Shareholders should not destroy any stock certificates and should not submit any certificates until requested to do so. Beginning on the effective date, each certificate representing pre-reverse stock split shares will be deemed for all corporate purposes to evidence ownership of post-reverse stock split shares.

No Dissenters' Rights

         Under the Utah Revised Business Corporation Act, shareholders are not entitled to dissenter's rights with respect to the proposed amendment to the Company's amended and restated articles of incorporation to effect a reverse stock split of the Common Stock at any time prior to the date of the 2004 Annual Meeting of Shareholders. The Company will not independently provide its shareholders with any such right.

Federal Income Tax Consequences of a Reverse Stock Split

         The following description of federal income tax consequences of a reverse stock split is based on the Internal Revenue Code of 1986, as amended (the "Code"), the applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices as in effect on the date of this proxy statement. This discussion is for general information only and does not address all the tax consequences that may be relevant to a particular shareholder (such as a shareholder who holds this stock as part of a "straddle," a "hedge" or a "conversion transaction," a person that has a "functional currency" other than the U.S. dollar, an investor in pass-through entities, a non-resident alien, a broker-dealer, or an insurance company. Furthermore, no foreign, state or local tax consequences are discussed herein. ACCORDINGLY, SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE SPECIFIC TAX CONSEQUENCES OF A REVERSE STOCK SPLIT TO THEM.

         The combination of shares of current Common Stock into shares of new Common Stock and the receipt of whole shares in lieu of fractional shares, if any, in the reverse stock split would not result in recognition of gain or loss to shareholders. The holding period of the new post-reverse split shares of Common Stock, including whole shares issued in lieu of fractional shares, resulting from the implementation of the reverse split would include the shareholder's holding period for the pre-reverse split shares of Common Stock held by such holder immediately prior to the reverse stock split. The aggregate tax basis of the shares of the new post-reverse split Common Stock, including whole shares issued in lieu of fractional shares, resulting from the implementation of the reverse stock split would be the same as the aggregate tax basis of the shares of the pre-reverse split Common Stock exchanged therefor.

         No gain or loss would be recognized by the Company as a result of a reverse stock split.

Approval Required

         The affirmative vote of the holders of the majority of the shares of Common Stock entitled to be cast at the Annual Meeting is required to approve the amendment of the Company's amended and restated articles of incorporation to effect a reverse split of the Company's issued and outstanding common stock at any time prior to the date of the 2004 Annual Meeting of Shareholders. Abstentions and broker non-votes will not have the effect of being considered as votes cast against the proposal.

                                  OTHER MATTERS

         As of the date of this Proxy Statement, the Board of Directors knows of no other matters to be presented for action at the Annual Meeting. If, however, any further business should properly come before the Annual Meeting, the persons named as proxies in the accompanying form will vote on such business in accordance with their best judgment.

                            PROPOSALS OF SHAREHOLDERS

         Proposals that shareholders desire to have included in the Company's proxy materials relating to the annual meeting of shareholders to be held in the 2004 calendar year must be received by John K. Morrison, Vice President, General Counsel and Secretary of the Company, at the Company's executive offices, 1415 South Main Street, Salt Lake City, Utah, 84115, no later than December 17, 2003 in order to be considered for possible inclusion in such proxy materials.

         Pursuant to rules adopted by the Securities and Exchange Commission, if a shareholder intends to propose any matter for a vote at the annual meeting of shareholders to be held in the 2004 calendar year, but fails to notify the Company of such intention prior to March 11, 2004, then a proxy solicited by the Board of Directors may be voted on such matter in the discretion of the proxy holder, without discussion of the matter in the proxy statement soliciting such proxy and without such matter appearing as a separate item on the proxy card.


                    DELIVERY OF PROXY MATERIALS TO HOUSEHOLDS

         Pursuant to rules adopted by the SEC regarding delivery of proxy statements and annual reports to shareholders sharing the same address, the Company may satisfy such rules by delivering a single proxy statement and annual report to an address shared by two or more Company shareholders. This method of delivery is referred to as "householding" and can result in meaningful cost savings for the Company. In order to take advantage of this opportunity, the Company may deliver only one proxy statement and annual report to certain multiple shareholders who share an address, unless the Company has received contrary instructions from one or more of the shareholders. Each shareholder who resides in a householded address will be mailed a separate proxy card. However, we will undertake to deliver promptly upon request a separate copy of the proxy statement and/or annual report, as requested, to a shareholder at a shared address to which a single copy of these documents was delivered. If you hold stock as a registered shareholder and prefer to receive separate copies of a proxy statement or annual report either now or in the future, send your request to us in writing at 1415 South Main Street, Salt Lake City, Utah, 84115, Attn.:
Investor Relations Department, or call (801) 484-4400. If your stock is held through a broker or bank and you prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact such broker or bank.

         Any shareholders of record sharing an address who now receive multiple copies of the Company's annual report or proxy statement and who wish to receive only one copy of these materials per household in the future also should contact the Company by telephone or mail as instructed above or, if appropriate, the broker or bank holding such shareholder's stock.

ADDITIONAL INFORMATION

         The Company will provide, without charge to any person from whom a proxy is solicited by the Board of Directors, upon written request of such person, by first class mail or other equally prompt means within one business day of receipt of such request, a copy of the Company's 2002 Annual Report on Form 10-K, including the financial statements and schedules thereto (as well as exhibits thereto, if specifically requested), required to be filed with the Securities and Exchange Commission. Written requests for such information should be directed to:

         Investor Relations Department
         SOS Staffing Services, Inc.
         1415 South Main Street
         Salt Lake City, UT  84115

                                                                         Annex A
                                                                         -------

                  AMENDED AND RESTATED AUDIT COMMITTEE CHARTER

         The Board of Directors of SOS Staffing Services, Inc. (the "Company") hereby constitutes and establishes an Audit Committee (the "Committee") to assist the Company's Board of Directors (the "Board") in monitoring (1) the integrity of the financial statements of the Company, (2) the qualifications and independence of the Company's independent auditors ("Auditors"), (3) the performance of the Auditors and the Company's internal audit function, and (4) the compliance by the Company with applicable legal and regulatory requirements. The Committee will also prepare the report that the rules of the Securities and Exchange Commission (the "Commission") require to be included in the Company's annual proxy statement. The Committee shall have the specific authority, responsibilities and duties described below.

                                 I. COMPOSITION
                                 --------------
         The Committee shall be comprised of three independent directors, each of whom must meet the independence and experience requirements of (i) the National Association of Securities Dealers, (ii) Section 10A(m)(3) of the Securities Exchange Act of 1934 (the "Exchange Act") and (iii) the rules and regulations of the Commission. Each member of the Committee shall be financially literate (or shall become so within a reasonable period of time after appointment to the Committee) and at least one member of the Committee shall be a "financial expert," as defined by the Commission. No Committee member shall simultaneously serve on the audit committees of more than two other public companies unless approved by the Board. The members of the Committee shall be appointed by the Board and shall serve at the pleasure of the Board for such term or terms as the Board may determine. The Board shall appoint one of the members of the Committee to serve as Committee Chairperson.

         The compensation to be paid by the Company to any Committee member must consist solely of director's fees, except as otherwise provided herein; provided, however, that pension or other deferred compensation that is not contingent on future service to the Company will not be deemed to violate this requirement. The Board or Compensation Committee thereof may also issue or grant options to purchase or acquire Company stock to a Committee member pursuant to an incentive stock option or other plan approved by the Company's shareholders.

                                 II. AUTHORITY
                                 -------------

         The Committee shall be vested with all powers and authority necessary to implement and accomplish its responsibilities and duties set forth herein. Additionally, the Committee may be requested by the Board to investigate any activity of the Company, and all Company employees are directed to cooperate as requested by members of the Committee.

         The Committee may form and delegate authority when appropriate to subcommittees consisting of one or more members, including the authority to grant preapprovals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant preapprovals shall be presented for ratification to the full Committee at its next scheduled meeting.

         The Committee is empowered to retain persons having specific competence as necessary, including independent legal, accounting or other advisors, to assist the Committee or any subcommittee thereof in fulfilling its respective responsibilities and duties. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to any advisors employed by the Committee and to the Auditors for the purpose of rendering or issuing an audit report.

                             III. RESPONSIBILITIES
                             ---------------------

         The Committee is to assist the Board in fulfilling its fiduciary responsibilities as to accounting policies and reporting practices of the Company and all of its subsidiaries and the sufficiency of auditing relative thereto. It is to be the Board's principal agent in ensuring the independence of the Auditors, the integrity of management and the adequacy of disclosures to shareholders. The Committee is also to serve as a focal point for communication between the Board, the Auditors, and the Company's management regarding financial accounting, reporting and controls.

         The Board and the Committee, as representatives of the shareholders, shall have the sole authority and sole responsibility to select, evaluate and replace the Auditors (subject, if applicable, to shareholder ratification). The Auditors shall report directly to the Committee, and the Committee shall be directly responsible for the compensation and oversight of the work of the Auditors (including resolution of any disagreements between management and the Auditors regarding financial reporting) in preparing or issuing an audit report or related work. The opportunity for the Auditors to meet with the entire Board as needed is not, however, to be restricted.

                       IV. LIMITATION OF COMMITTEE'S ROLE
                       ----------------------------------

         The function of the Committee is oversight. It is not the Committee's responsibility to certify or verify the accuracy or completeness of the Company's financial statements or to guarantee the report of the Auditors. The Company's management is responsible for the (i) preparation, presentation and integrity of the Company's financial statements, (ii) maintenance of appropriate accounting and financial reporting principles and policies, and (iii) maintenance of internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The Auditors are responsible for planning and carrying out a proper audit and reviews. In fulfilling their responsibilities hereunder, it is recognized that members of the Committee are not full-time employees of the Company. As such, it is not the duty or responsibility of the Committee or its members to conduct auditing or accounting reviews or procedures, except as otherwise provided herein. Each member of the Committee shall be entitled to rely on (i) the integrity of those persons and organizations within and outside the Company from which it receives information and (ii) the accuracy of the financial and other information provided to the committee by such persons and organizations absent actual knowledge to the contrary (which shall be promptly reported to the Company's

Board). In addition, the evaluation of the Company's financial statements by the Committee is not of the same scope as, and does not involve the extent of detail as, audits performed by the Auditors, nor does the Committee's evaluation substitute for the responsibilities of the Company's management for preparing, or the Auditors for auditing, the financial statements.

                                  V. MEETINGS
                                  -----------

         A majority of the Committee shall constitute a quorum. The Committee may act by a majority of the members present at a Committee meeting. In the event of a tie, the Chairperson's vote shall decide the issue. The Committee shall meet at least four times per year in advance of any quarterly earnings announcement to discuss with the Auditors all factors relevant to the earnings announcement and as many other times as the Committee deems necessary. In addition, the Committee shall meet privately with the Auditors, internal auditors and/or management whenever the Committee deems it necessary or desirable. Reasonable notice of all Committee meetings should be given to all meeting participants so that there is adequate time for preparation for any such meeting. Members of the Committee are to be present at all meetings. The Committee may request any officer or employee of the Company or the Company's outside counsel or a representative of the Auditors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

         Minutes of Committee meetings are to be prepared and provided to Committee members and members of the Board who are not members of the Committee. Copies of such minutes are to be provided to the Auditors.

                              VI. SPECIFIC DUTIES
                              -------------------

         The Committee shall:

Financial Statement and Disclosure Matters
------------------------------------------

1. Have familiarity with accounting and reporting principles and practices applied by the Company in preparing its financial statements.

2. Review and discuss with management and the Auditors the Company's annual audited financial statements and disclosures made in the management's discussion and analysis section of the Company's annual report, and to recommend to the Board whether the audited financial statements should be included in the Company's annual report on Form 10-K.

3. Review and discuss with management and the Auditors the Company's quarterly financial statements and the results of the Auditor's review thereof prior to the filing of each Form 10-Q.

4. Discuss with management and the Auditors significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements, including any significant changes in the Company's selection or application of accounting principles, any major issues as to the adequacy of the Company's internal controls and any special steps adopted in light of material control deficiencies.

5. Review and discuss quarterly reports from the Auditors concerning: (a) all critical accounting policies and practices to be used by the Company; (b) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the Auditors; and (c) other material written communications between the Auditors and management, such as any management letter or schedule of unadjusted differences.

6. Discuss with management the Company's earnings press releases, including the use therein of "pro forma" or "adjusted" non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made).

7. Discuss with management and the Auditors the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company's financial statements.

8. Discuss with management the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company's risk assessment and risk management policies.

9. Discuss with the Auditors the matters required to be discussed by Statement on Auditing Standards No. 90 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management

10. Discuss with the Company's management the adequacy, scope, integrity and quality of internal accounting and financial controls and information systems in effect and review disclosures made to the Committee by the Company's Chief Executive Officer and Chief Financial Officer during their certification process for Forms 10-K and 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company's internal controls.

Oversight of the Company's Relationship with the Independent Auditor
--------------------------------------------------------------------

         1. Inform the Auditors that they are ultimately accountable to the Committee and the Board, as representatives of the shareholders, and that the Committee has the ultimate authority and responsibility to select, evaluate, and where appropriate replace the Auditors.

         2. Inform the Auditors and the Company's management that the Auditors and the Committee may communicate with each other at all times.

         3. Review with the Company's management and the Auditors the Company's policies and procedures to reasonably ensure the adequacy of internal accounting and financial controls.

         4. Review, prior to the annual audit, the scope and general extent of the Auditors' audit examination, including their engagement letter. The
Auditors' fees are to be arranged with the Company's management and annually summarized for Committee review and approval. The Committee's review should entail an understanding from the Auditors of the factors considered by them in determining the audit scope including:

         o    Industry and business risk characteristics of the Company.

         o    External reporting requirements.

         o Materiality of the various segments of the Company's consolidated and nonconsolidated activities.

         o    Quality of internal accounting controls.

         o    Extent of involvement of internal audit in the audit examination.

         o    Other areas to be covered during the audit engagement.

         5. Review with the Company's management the extent of non-audit services planned to be provided by the Auditors in relation to the objectivity needed in the audit. The Committee shall preapprove all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by the Auditors, subject to the de minimus exceptions for non-audit services described in Section l0A(i)(1)(B) of the Exchange Act which are approved by the Committee prior to the completion of the audit.

         6. Review various items with the Company's management and the Auditors prior to the annual audit financial results for the year. This review is to encompass, but is not limited to, the following:

         o Significant transactions not a normal part of the Company's operations or significant adjustments that are being considered by the Auditors. The review of such transactions would be made prior to the release of financial results to the public.

         o Changes, if any, planned during the year in the Company's accounting principles or their application.

         7. Evaluate the cooperation received by the Auditors during their audit, including their access to all requested records, data and information. Also, elicit the comments of the Company's management regarding the responsiveness of the Auditors to the Company's needs. Inquire of the Auditors whether there have been any disagreements with the Company's management, which, if not satisfactorily resolved, would have caused them to issue a nonstandard report on the Company's financial statements.

         8. Discuss with the Auditors the quality of the Company's financial and accounting personnel and any relevant recommendations that the Auditors may have regarding "material weaknesses" or "reportable conditions." Topics to be considered during this discussion include improving internal financial controls, the selection of accounting principles and the response of the Company's management to the "letter of comments and recommendations" from the Auditors.

         9. Discuss with the Auditors any other relevant matters, as determined appropriate by the Committee or the Board.

         10.  Require  the  Auditors  to  submit  a  formal  written   statement
delineating all relationships between the Auditors and the Company, consistent with Independence Board Standard 1.

         11. Actively engage the Auditors in a dialogue with respect to any disclosed relationships or services that may impact the objectivity and independence of the outside auditors.

         12. Recommend that the full Board take appropriate action to ensure the independence of the Auditors.

         13. Review and evaluate the Auditors' lead partner.

         14.  Obtain and review a report  from the  Auditors  at least  annually regarding (a) the Auditor's internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the Auditors and the Company. Evaluate the qualifications, performance and independence of the Auditors, including considering whether the Auditors' quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the Auditors' independence, and taking into account the opinions of management and internal auditors. The Committee shall present its conclusions and any recommendations with respect to the Auditors to the Board.

         15. Ensure the rotation of the Auditors' lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law. Consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the independent auditing firm on a regular basis.

         16. Recommend to the Board policies for the Company's hiring of employees or former employees of its Auditors who participated in any capacity in the audit of the Company.

         17. Inquire of and discuss with the Auditors any matters concerning which the Company's audit team consulted with the Auditor's national office, including matters of audit quality and consistency.

         18. Prepare the report required by the rules of the Commission to be included in the Company's annual proxy statement.

         19.  Periodically  meet  separately  with  management,   with  internal
auditors (or other personnel responsible for the internal audit function), and with the Auditors.

         20. Review with the Auditors any audit problems or difficulties and management's response. The Committee must regularly review with the Auditors any difficulties the Auditors encountered in the course of the audit work, including any restrictions on the scope of the Auditor's activities or on access to requested information, and any significant disagreements with management.

Oversight of the Company's Internal Audit Function

         1. Review the significant reports to management prepared by the internal auditing staff and management's responses.

         2. Discuss with the Auditors, the internal audit staff and management the internal audit procedures and responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit.

         3. Meet on a periodic basis with the internal audit staff to review results of internal audits, the adequacy of internal controls, the identification of any fraud and to review other areas audited by the internal audit staff.

Compliance Oversight Responsibilities
-------------------------------------

1. Obtain assurance from the Auditors that Section l0A(b) of the Exchange Act has not been implicated.

2. Obtain  reports from  management,  the  Company's  senior  internal  auditing executive and the Auditors that the Company and its subsidiary/foreign affiliated entities are in conformity with applicable legal requirements and the Company's Code of Business Conduct and Ethics. Review reports and disclosures of insider and affiliated party transactions. Advise the Board with respect to the Company's policies and procedures regarding compliance with applicable laws and regulations and with the Company's Code of Business Conduct and Ethics.

3. Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

4. Discuss with management and the Auditors any correspondence with regulators or governmental agencies and any published reports that raise material issues regarding the Company's financial statements or accounting policies.

5. Discuss with the Company's General Counsel legal matters that may have a material impact on the financial statements or the Company's compliance policies.

         6. As appropriate, obtain advice and assistance from outside legal, accounting or other advisors.

General

         1. Review annually the Committee's own performance.

         2.  Apprise the Board,  through  minutes and special  presentations  as
necessary,   of  significant   developments  identified  during  the  course  of
performing the duties specified herein.

         3. Review and reassess this Charter annually and recommend to the Board any changes that may be considered appropriate to either the Charter or with respect to the Committee's duties or responsibilities.

Adopted by unanimous consent of the Board of Directors of the Company on April 10, 2003.


---------------------------------
John K. Morrison, Secretary

                                                                         Annex B
                                                                         -------

                              Articles of Amendment
                              ---------------------
                                     of the
                                     ------
                 Amended and Restated Articles of Incorporation
                 ----------------------------------------------
                                       of
                                       --
                           SOS Staffing Services, Inc.
                           ---------------------------

         Pursuant to the provisions of the Utah Revised Business Corporation Act, the undersigned corporation does hereby adopt the following Articles of Amendment of its Amended and Restated Articles of Incorporation with the intent that this amendment constitutes a revision of such Amended and Restated Articles of Incorporation and supercedes the Amended and Restated Articles of Incorporation as previously amended:

         1. The name of the corporation is SOS Staffing Services, Inc.

         2. The following amendment of the Amended and Restated Articles of Incorporation was adopted by the shareholders of the corporation on May 15, 2003.

         3. The Amended and Restated Articles of Incorporation are hereby amended by deleting the first three paragraphs of Article IV and inserting the following new paragraphs in lieu thereof:

                               ARTICLE IV - STOCK

         The total number of shares of capital stock that the corporation shall have authority to issue is twenty-five million (25,000,000), of which five million (5,000,000) shall be shares of preferred stock, no par value (hereinafter called "Preferred Stock"), and twenty million (20,000,000) shall be shares of common stock, par value $.002 per share, designated as Common Stock (hereinafter called "Common Stock").

         Effective as of 5:00 p.m., Mountain time, on the date these Articles of Amendment of the Amended and Restated Articles of Incorporation are filed with the Utah State Division of Corporations, each five shares of the corporation's common stock, par value $.01 per share, issued and outstanding prior to such time (the "Old Common Stock") shall be, automatically and without any action on the part of the respective holders thereof, reverse split into one (1) share of Common Stock. No fractional shares shall be issued and, in lieu thereof, each holder of less than one share of Common Stock shall be entitled to have his fractional share rounded up to one full share of Common Stock.

         The corporation's transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates. Each holder of Old Common Stock will be asked to surrender to the transfer agent any certificates representing such stock in exchange for new certificates representing the number of shares of Common Stock into which such shares of Old Common Stock have been reclassified, in accordance with the procedures to be set forth in a letter of transmittal to be sent by the Company. Beginning on the date these Articles of Amendment of the Amended and Restated Articles of Incorporation are filed with

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


the Division of Corporations, each certificate representing Old Common Stock shall be deemed for all corporate purposes to evidence ownership of Common Stock.

         4. The number of shares outstanding as of the date the foregoing amendment was approved by the shareholders was ________ (________) shares of Old Common Stock, par value $.01 per share, and the number of shares of Old Common Stock entitled to vote thereon was ________ (________). No other class of shares was issued and outstanding.

         5. The number of shares of Old Common Stock voted for such amendment was ________ (________), the number of shares of Old Common Stock voted against such amendment was ________ (________) and the number of shares of Old Common Stock abstaining from voting with respect to such amendment was ________ (________). The number of votes cast for the amendment by holders of the Old Common Stock was sufficient for approval.

         DATED the ____ day of ______, 200_.

                                        SOS STAFFING SERVICES, INC.


                                        By:______________________________
                                              Name:
                                              Title:

ATTEST:


------------------------------
Name:
Title:
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